EXHIBIT 10.49




                        SANDS BROTHERS INTERNATIONAL LTD.
                               INVESTMENT BANKERS
                                   MEMBER NASD
                      90 PARK AVENUE, NEW YORK, N.Y. 10016
           (212) 697-5200 Toll Free (800) 866-6116 Fax (212) 697-8035



                                                                   July 11, 2003



Mr. Oded Bashan
On Track Innovations Ltd
ZHR, Industrial Zone
Rosh Pina, Israel 12000

Re: Financial Advisor Agreement

Dear Oded:

Sands Brothers International (SBIL") is pleased to act as the non-exclusive financial advisor for On Track Innovations Ltd. ("Company") in connection with your proposed capital transaction. The terms of our engagement are set forth below. We look forward to working with you.

     1.   The Offering.

          We understand you wish to raise up to $2.5 million through a "PIPE" transaction involving the sale of securities to institutional investors (the "Offering"). You understand the actual terms of the Offering will depend on market conditions, and will be subject to negotiation between the Company and prospective investors.

     2.   Fees and Expenses.

          (a) Concurrently with the closing of any part of the Offering, the Company will pay us in cash a fee equal to 10% of the gross proceeds received from the sale of securities on investors we introduce to you and 5% on investors who invest through intermediaries we introduce to you.

          (b) In addition, the Company agrees to reimburse us upon request for our expenses, including the fees and disbursements of our legal counsel of up to $8,000.

          (c) Furthermore, upon the closing of the offering, the Company shall grant to us warrants for the purchase of an amount equal to 10% of the securities issued in the offering on investors we introduce to you and 5% on investors who invest through intermediaries we introduce to you. The Warrants shall be: exercisable into securities similar to those issued as part of the offering; have a strike price equal to 110% of the offering price; have a term of five years; and include a cashless issuance provision.

     3.   Terms.

          (a) The term of this agreement shall be three months; however, either party may terminate this agreement at any time upon 10 days written notice to the other party. Upon termination, we will be entitled to collect all fees earned and expenses incurred through the date of termination.

          (b) If any part of the offering is not closed during the term, for reasons other than termination of this agreement by us, and during the six months following termination of the agreement, any person which we introduced, directly or indirectly, to the Company or with which we have discussions or negotiations during the term of behalf of the Company, purchases securities from the Company (other than through a underwritten public offering), you agree to pay us upon the closing a cash fee in the amount that would otherwise have been payable to SBIL had such transaction occurred during the term.

     4.   Representations and Warranties.

          (a) You hereby authorize SBIL to transmit to the prospective purchasers of the securities material prepared by the Company with such exhibits and supplements as may from time to time required or appropriate and or copies of the Company's most recent filings with Securities and Exchange Commission, together with summary materials prepared by the Company, if we deem them appropriate (collectively "Material"). The Company represents and warrants that the Material (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they made, not misleading. The Company will advise SBIL immediately of the occurrence of any event or any other change known to the Company which results in the Material containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading.

          (b) You agree that you will enter into subscription, registration rights and other customary agreements, and that your counsel will supply an opinion letter on the transaction, and comfort letter on the non-financial portions of the material and your auditors will supply a "comfort" letter on the financial information in the material, all of which will be in form and substance reasonably acceptable to, and addressed to the investors.

     5.   Indemnification, Contribution, and Confidentiality.

          The Company agrees to indemnify SBIL and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Schedule A, and the parties agree to the confidentiality provisions of Schedule B, all of which are incorporated herein by this reference. These provisions will apply regardless of whether the proposed offering is consummated.

     6.   Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. This letter, including Schedule A, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company
          (l) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. Neither the execution and delivery of this letter by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.

     7.   Announcement of Offering.

          If the Offering is consummated, SBIL may at its expense, place an announcement in such newspapers and periodicals as SBIL may desire. OTI reserves the right to review and comment on any announcement that SBIL intends to publish with respect to any financing contemplated here under that closes.

     8.   Advice to the Board.

          The Company acknowledges that any advice given by us to you is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent.

     9.   Entire Agreement.

          This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral between them relating to the subject matter hereof.


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

     We look forward to working with you and developing a long-term relationship with the Company.



     Very Truly yours,


     Sands Brothers International, Ltd.


     By: /s/ Michael C. Caska
         Michael C. Caska
         President


     Confirmed and accepted as of This ___11th___ day of July, 2003.



     On Track Innovations Ltd.


     By: /s/ Oded Bashan
         Oded Bashan
         Chief Operating Officer

                                   SCHEDULE A

                                 INDEMNIFICATION


         Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that SBIL' role is advisory, the Company agrees to indemnify and hold harmless Sands Brothers, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of SBIL hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of SBIL hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Sands Brothers, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not SBIL or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of SBIL and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

         The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and SBIL on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its stockholders and to SBIL with respect to SBIL' engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which SBIL is engaged to render financial advisory services bears to (ii) the fees paid to SBIL in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by SBIL pursuant to such engagement (excluding amounts received by SBIL as reimbursement of expenses).

         The Company further agrees that no Indemnified Party shall have any liability (whether direct of indirect, in contract or tort or otherwise) to the Company for or in connection with SBIL' engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

         The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or SBIL' engagement and (iv) whether or not SBIL shall, or shall not, be called upon to render any formal or informal advice in the course of such engagement.

                                   SCHEDULE B


                   INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

         In connection with SBIL's activities on behalf of the Company, the Company will furnish SBIL with all financial and other information regarding the Company that SBIL reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Company will provide SBIL with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company. The Company recognizes and agrees that SBIL (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

         SBIL will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that SBIL is legally required to make disclosure of any of the Information, SBIL will give notice to the Company prior to such disclosure, to the extent that SBIL can practically do so.

The foregoing paragraph shall not apply to information that:

                  (i) at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or SBIL or its affiliates conduct business, other than as a direct result of a breach by SBIL of its obligations under this Agreement;

                  (ii) prior to or at the time of disclosure by the Company, was already it in the possession of, or, conceived by, SBIL or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to SBIL or its affiliates other than from the Company;

                  (iii) at the time of disclosure by the Company or thereafter, is obtained by SBIL or any of its affiliates from a third party who SBIL reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

                  (iv)     is independently developed by SBIL or its affiliates.


         Nothing in this Agreement shall be construed to limit the ability of SBIL or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.